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CHEMTURA ANNOUNCES RESULTS OF DEBT TENDER OFFER

MIDDLEBURY, CONN - December 29, 2005 - Chemtura Corporation (NYSE:CEM) announced the results of its previously announced offer to purchase (the "Tender Offer") (i) any and all of its outstanding $225.0 million aggregate principal amount of Senior Floating Rate Notes due 2010 (CUSIP Number: 227116AF7, the "Floating Rate Notes") and (ii) its outstanding 9 7/8% Senior Notes due 2012 (CUSIP Number: 227116AE0, the "9 7/8% Notes" and together with the Floating Rate Notes, the "Notes") in an amount not to exceed $330.0 million (the "Maximum Tender Offer Amount") minus the sum of the aggregate early tender premium and tender offer consideration payable in the Tender Offer for the Floating Rate Notes, on the terms and conditions set forth in the Offer to Purchase dated November 30, 2005. The Tender Offer expired at 12:00 midnight, New York City time, on December 28, 2005 (the "Expiration Date").

"We are pleased with the results of our tender offer, which underscores the significant progress we have made in improving our credit profile," said Karen R. Osar, executive vice president and CFO. "We are refinancing nearly half of our 2004 high yield offering with lower cost, more tax-efficient debt."

As of the Expiration Date, Chemtura received tenders of Notes as follows:

  approximately $60.25 million aggregate principal amount of the Floating Rate Notes, representing approximately 26.78% of the outstanding principal amount of such Notes;
  approximately $216.06 million aggregate principal amount of the 9 7/8% Notes, representing approximately 57.62% of the outstanding principal amount of such Notes.

Overall, the total aggregate principal amount of Notes tendered as of the Expiration Date is approximately $276.31 million, representing approximately 46.05% of the outstanding principal amount of the Notes. Approximately $313.62 million of cash is required to pay the total aggregate amount of consideration payable pursuant to the Tender Offer. Because the total aggregate amount of consideration payable pursuant to the Tender Offer does not exceed the Maximum Tender Offer Amount, Chemtura has accepted all validly tendered 9 7/8% Notes, and no tenders of such Notes will be subject to proration.

Holders of Floating Rate Notes who validly tendered such Notes by 5:00 p.m., New York City time, on December 13, 2005 (the "Early Tender Date") will receive total consideration in the amount of $1,107.94 per $1,000 principal amount of such Notes tendered by such time, which includes an early tender premium of $20.00 per $1,000 principal amount of Notes tendered (the "Early Tender Premium"). Holders of 9 7/8% Notes who validly tendered such Notes by the Early Tender Date will receive total consideration in the amount of $1,142.59 per $1,000 principal amount of such Notes tendered by such time, which includes the Early Tender Premium.

Holders of Floating Rate Notes who validly tendered such Notes after the Early Tender Date but before the Expiration Date will receive total consideration in the amount of $1,087.94 per $1,000 principal amount of such Notes tendered by such time. Holders of 9 7/8% Notes who validly tendered such Notes after the Early Tender Date but before the Expiration Date will receive total consideration in the amount of $1,122.59 per $1,000 principal amount of such Notes tendered by such time.

Holders of Notes who validly tendered their Notes by the Expiration Date will also be paid accrued and unpaid interest on their tendered Notes from August 1, 2005 to, but not including, today's date, in the amount of $40.64 per $1,000 aggregate principal amount of Floating Rate Notes tendered and $40.60 per $1,000 aggregate principal amount of 9 7/8% Notes tendered.

Chemtura reported that it would take a charge of approximately $45-50 million before tax in the fourth quarter of 2005 relating to the early retirement of debt pursuant to the Tender Offer.

Morgan Stanley & Co. Incorporated and Credit Suisse First Boston LLC acted as Dealer Managers in connection with the Tender Offer. Global Bondholder Services Corporation was appointed as Tender Agent and Information Agent with respect to the Tender Offer. Questions regarding the Tender Offer should be directed to the Information Agent at: (212) 430-3774 or (866) 470-4200 (toll free). Questions may also be directed to the Dealer Managers: (i) Morgan Stanley & Co. Incorporated at (800) 624-1808 (call toll free) or (212) 761-1941, or (ii) Credit Suisse First Boston LLC at (800) 820-1653 (call toll free) or (212) 538-0652.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO PURCHASE OR A SOLICITATION OF AN OFFER TO PURCHASE ANY OF THE NOTES.

Chemtura, with pro forma 2004 sales of $3.9 billion, is a global manufacturer and marketer of specialty chemicals, crop protection and pool, spa and home care products. Additional information concerning Chemtura is available at www.chemtura.com.

Forward-Looking Statement
Certain statements made in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, general economic conditions; the outcome and timing of antitrust investigations and related civil lawsuits to which Chemtura is subject; the ability to obtain increases in selling prices; pension and other post-retirement benefit plan assumptions; energy and raw material prices and availability; production capacity; changes in interest rates and foreign currency exchange rates; changes in technology, market demand and customer requirements; the enactment of more stringent environmental laws and regulations; the ability to realize expected cost savings under Chemtura's cost-reduction initiatives; the amount of any additional earn-out payments from General Electric Company from the sale of the OrganoSilicones business; the ability to reduce Chemtura's debt levels; the ability to successfully integrate the Crompton and Great Lakes businesses and operations and achieve anticipated benefits from the merger, including costs savings and synergies; and other risks and uncertainties detailed in filings with the Securities and Exchange Commission by Chemtura or its predecessor companies. These statements are based on Chemtura's estimates and assumptions and on currently available information. The forward-looking statements include information concerning our possible or assumed future results of operations, and Chemtura's actual results may differ significantly from the results discussed. Forward-looking information is intended to reflect opinions as of the date this release was issued and such information will not necessarily be updated by Chemtura.